NEWS RELEASE
PHIL LYNCH	JAY KOVAL
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BROWN-FORMAN STOCKHOLDERS ELECT DIRECTORS
Cash Dividend Approved

LOUISVILLE, KY, JULY 26, 2018 - Brown-Forman Corporation’s (NYSE:BFA, BFB) shareholders met today at the regularly scheduled annual meeting of stockholders and elected the slate of directors recommended by the Board of Directors as submitted in the company’s 2018 Proxy Statement.

Geo. Garvin Brown IV, chairman of the Board of Directors, thanked the company’s shareholders for their thoughtful, long-term commitment to the company’s strategy. Brown also congratulated Brown-Forman’s Chief Executive Officer Paul Varga on his successful 31-year career at the company. In May, Varga announced his decision to retire at the end of calendar 2018, and the Board of Directors approved Lawson Whiting as the company’s next CEO, effective January 1, 2019.

In remarks at the annual meeting, Varga told stockholders that the company experienced another year of strong performance, including net sales growth roughly double fiscal 2017’s rate of growth.  Strong operating income growth, combined with industry-leading operating margins and returns on capital, helped fuel a total shareholder return of 53% in fiscal 2018.

“This year highlighted our excellent balance by geography and portfolio. Results were led by our iconic Jack Daniel's trademark and premium American whiskey portfolio, including Woodford Reserve and Old Forester. The company also delivered broad-based geographic growth led by the United States and emerging markets with a return to historical growth rate for our developed international markets. Thanks to our aggressive investment posture over the last several years, we believe that the company is very well-positioned for future growth,” said Varga.

In a subsequent meeting, the Board of Directors approved a regular quarterly cash dividend of 15.8 cents per share on its Class A and Class B Common Stock. Stockholders of record on September 6, 2018,

will receive the cash dividend on October 1, 2018. With this dividend, Brown-Forman will have paid regular quarterly cash dividends for 73 consecutive years and will have increased the regular cash dividend for 34 consecutive years.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach and Slane.  Brown-Forman’s brands are supported by over 4,800 employees and sold in more than 170 countries worldwide. For more information about the company and its corporate responsibility efforts, please visit http://www.brown-forman.com/.